CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Investment Funds, Inc. of our reports dated December 27, 2017, relating to the financial statements and financial highlights, which appear in Nuveen Dividend Value Fund, Nuveen Mid Cap Value Fund, Nuveen Small Cap Value Fund, Nuveen Large Cap Select Fund, Nuveen Small Cap Select Fund, Nuveen Mid Cap Growth Opportunities Fund and Nuveen Small Cap Growth Opportunities Fund’s Annual Reports on Form N-CSR for the year ended October 31, 2017. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 26, 2018